Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 17, 2014, relating to the financial statements which appears in the February 28, 2014 Annual Report to Shareholders of Cohen & Steers Dividend Value Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

September 25, 2014